NEWS RELEASE	Exhibit 99.1

HECLA AGREES TO SETTLE UNFAIR LABOR PRACTICE CHARGE RELATED TO THE LUCKY FRIDAY MINE

FOR IMMEDIATE RELEASE

April 30, 2018

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced it has reached agreement with the Regional Director of the National Labor Relations Board (NLRB) to settle the unfair labor practice charge filed by the United Steelworkers in March 2017. This settlement resolves the charge, without any admission of fault, penalties, or payment of back wages.

This action does not resolve the key differences in the on-going labor dispute, nor put the two sides closer to a contract.

As part of the settlement, Hecla has rescinded the terms of its Last, Best and Final Offer implemented in March 2017. Since then, Hecla and United Steelworkers’ representatives have met over 20 times, exchanging proposals and reaching agreement on various language changes. A Revised Final Offer was presented to the United Steelworkers’ representatives in December 2017, which remains on the table. A hearing regarding the terms implemented in March 2017 would therefore be a waste of resources.

Hecla's production guidance remains unchanged with no material production expected from the Lucky Friday Mine in 2018.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding {add text}. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President, Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2